Exhibit 99.1

Patterson Companies Reports Strong Fourth Quarter Operating Results

St. Paul, MN—May 26, 2011—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $883,819,000 for the fourth quarter of fiscal 2011 ended April 30, an increase of 9% from $812,762,000 in the year-earlier quarter. Net income was $62,707,000 or $0.53 per diluted share, compared to $61,805,000 or $0.52 per diluted share in the fourth quarter of fiscal 2010.

Fiscal 2011 consolidated sales totaled $3,415,670,000, up 6% from $3,237,376,000 in fiscal 2010. Net income for the year came to $225,385,000 or $1.89 per diluted share, an increase of 6% from $212,254,000 or $1.78 per diluted share in fiscal 2010. During fiscal 2011, Patterson used internally-generated cash to buy back 3.3 million shares of its common stock, including 1.9 million shares repurchased in the fourth quarter.

Sales of Patterson Dental Supply, Patterson’s largest business, totaled $573,120,000 in the fourth quarter, up 5% from $547,264,000 in the year-earlier period.

•	Sales of consumable dental supplies and printed office products rose 3% from last year’s fourth quarter.

•

Sales of dental equipment and software increased 11% from the year-earlier level, paced by mid-teen sales growth of new-technology equipment, including CEREC dental restorative systems and digital radiography products. Sales of basic dental equipment, including chairs, units and lights, posted single-digit growth in the fourth quarter.

•

Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, increased 4% from last year’s fourth quarter, excluding the impact of the equipment financing business.

Fourth quarter sales of Patterson Medical, the rehabilitation supply and equipment unit, rose 22% to $126,758,000. Internally-generated sales increased 3% for this period, while the June 2010 acquisitions of the healthcare businesses of DCC Healthcare accounted for the balance of the year-over-year sales growth. Sales of the Webster Veterinary unit increased 14% from the year-earlier period to $183,941,000, reflecting improved sales of both consumable supplies and equipment and software.

Scott P. Anderson, president and chief executive officer, commented: “We are encouraged by the solid performances of our three businesses in the fourth quarter. We believe the fundamentals of the North American dental market are continuing to strengthen as evidenced by our improved consumables sales growth in recent periods. Given this market firming, we believe the improvement in our dental equipment business indicates that dentists are gradually becoming more confident about investing in their practices. Equipment sales also benefited from additional marketing programs implemented at the beginning of the quarter. As a result of these factors, we believe that we are rebuilding sales momentum in our dental equipment business.”

He continued: “We are encouraged by Patterson Medical’s overall performance during this period. Internally-generated sales attained planned levels and benefited from solid demand for the unit’s industry-leading range of consumable supplies. The integration of the acquired DCC units is proceeding on schedule, and incremental expenses related to this process are expected to diminish significantly going forward. We continue to believe Patterson Medical is well positioned, domestically and internationally, as an ongoing growth driver.”

Anderson added: “Webster Veterinary’s fourth quarter sales growth benefited from strong demand for new combination products in the flea/tick and heartworm category, which helped fuel a 12% increase in sales of consumable supplies. In addition, Webster posted continued strong sales of veterinary equipment and software, which rose 41% from last year’s fourth quarter. Webster’s equipment business has been growing at solid rates in recent quarters, and we intend to continue investing in this relatively new portion of Webster’s operation.”

Patterson issued financial guidance of $1.90 to $2.00 per diluted share for fiscal 2012. This guidance includes the impact of non-cash expense related to its Employee Stock Ownership Plan, which will affect earnings by an estimated $0.12 per share beginning in fiscal 2012. In addition, fiscal 2012 will be a 52-week sales year, compared to the 53 weeks in fiscal 2011 due to Patterson’s 52/53-week fiscal year convention.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard for one month at 1-303-590-3030 and providing the conference ID: 4438846.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30, 2011	April 24, 2010	April 30, 2011	April 24, 2010

Net sales	$883,819	$812,762	$3,415,670	$3,237,376

Gross profit	303,949	288,111	1,144,225	1,089,401

Operating expenses	199,824	187,863	768,217	734,110

Operating income	104,125	100,248	376,008	355,291

Other expense, net	(5,643)	(3,838)	(20,121)	(16,250)

Income before taxes	98,482	96,410	355,887	339,041

Income taxes	35,775	34,605	130,502	126,787

Net income	$62,707	$61,805	$225,385	$212,254

Earnings per share:
Basic	$0.53	$0.52	$1.91	$1.79
Diluted	$0.53	$0.52	$1.89	$1.78

Shares:
Basic	117,529	118,798	118,290	118,443
Diluted	118,269	119,518	119,066	119,202

Dividends declared per common share	$0.12	$0.10	$0.42	$0.10

Gross margin	34.4%	35.4%	33.5%	33.7%

Operating expenses as a % of net sales	22.6%	23.1%	22.5%	22.7%

Operating income as a % of net sales	11.8%	12.3%	11.0%	11.0%

Effective tax rate	36.3%	35.9%	36.7%	37.4%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 30, 2011	April 24, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$388,665	$340,591
Receivables, net	465,170	452,746
Inventory	336,094	288,725
Prepaid expenses and other current assets	40,780	51,696

Total current assets	1,230,709	1,133,758

Property and equipment, net	189,583	169,598
Goodwill and other intangible assets	1,022,832	1,005,677
Investments and other	121,844	113,936

Total Assets	$2,564,968	$2,422,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$210,033	$193,626
Other accrued liabilities	157,398	154,725
Current maturities of long-term debt	—	—

Total current liabilities	367,431	348,351

Long-term debt	525,000	525,000
Other non-current liabilities	111,997	108,107

Total liabilities	1,004,428	981,458

Stockholders’ equity	1,560,540	1,441,511

Total Liabilities and Stockholders’ Equity	$2,564,968	$2,422,969

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30, 2011	April 24, 2010	April 30, 2011	April 24, 2010

Consolidated Net Sales
Consumable and printed products	$578,930	$538,024	$2,232,876	$2,124,558
Equipment and software	232,474	202,457	900,846	839,436
Other	72,415	72,281	281,948	273,382

Total	$883,819	$812,762	$3,415,670	$3,237,376

Dental Supply
Consumable and printed products	$320,536	$312,626	$1,253,224	$1,214,796
Equipment and software	189,626	170,479	734,749	709,468
Other	62,958	64,159	248,083	243,231

Total	$573,120	$547,264	$2,236,056	$2,167,495

Rehabilitation Supply
Consumable and printed products	$87,281	$73,060	$348,641	$303,044
Equipment and software	33,045	25,015	131,776	100,583
Other	6,432	5,445	24,317	22,670

Total	$126,758	$103,520	$504,734	$426,297

Veterinary Supply
Consumable and printed products	$171,113	$152,338	$631,011	$606,718
Equipment and software	9,803	6,963	34,321	29,385
Other	3,025	2,677	9,548	7,481

Total	$183,941	$161,978	$674,880	$643,584

Other (Expense) Income, net
Interest income	$1,082	$2,059	$8,200	$8,550
Interest expense	(6,341)	(6,311)	(25,840)	(25,694)
Other	(384)	414	(2,481)	894

Total	$(5,643)	$(3,838)	$(20,121)	$(16,250)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 30, 2011	April 24, 2010

Operating activities:
Net income	$225,385	$212,254
Depreciation & amortization	41,339	39,474
Share-based compensation	10,481	8,826
Change in assets and liabilities, net of acquired	(14,593)	4,931

Net cash provided by operating activities	262,612	265,485

Investing activities:
Additions to property and equipment, net of disposals	(36,822)	(29,804)
Acquisitions and equity investments	(52,187)	(53,672)

Net cash used in investing activities	(89,009)	(83,476)

Financing activities:
Cash dividends paid	(49,992)	(11,886)
Repurchases of common stock	(97,153)	—
Other financing activities	13,923	(8,069)

Net cash used in financing activities	(133,222)	(19,955)

Effect of exchange rate changes on cash	7,693	20,472

Net increase in cash and cash equivalents	$48,074	$182,526